UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )
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AmerInst Insurance Group, Ltd.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AmerInst Insurance Group, Ltd.
c/o Davies Captive Management Limited
Continental Building, 25 Church Street
Hamilton, HM 12, Bermuda
NOTICE OF ANNUAL GENERAL MEETING
June 6, 2023
The Annual General Meeting of AmerInst Insurance Group, Ltd. will be held at the office of Davies Captive Management Limited located at the Continental Building, 25 Church Street, Hamilton, HM 12, Bermuda, on Tuesday, June 6, 2023, at 10 a.m., local time (the “Annual General Meeting”), for the following purposes:
1.	To consider and act upon the nomination of each of Irvin F. Diamond, Jeffry I. Gillman, and David R. Klunk for election as a director with a three-year term;
2.	To ratify the appointment of Deloitte Ltd. as our independent auditor for fiscal year 2023; and
3.	To transact such other business as may properly come before the Annual General Meeting or any adjournment thereof.
You can vote at the Annual General Meeting in person or by proxy if you were a shareholder of record on April 10, 2023. Copies of our proxy statement, a proxy card, and our annual report accompany this notice. It is important that your shares are represented at the Annual General Meeting whether or not you plan to attend. We offer several methods of voting for your convenience: by telephone, online at www.proxyvote.com or via mailed proxy card if you receive paper copies of your materials. To ensure that you will be represented, we ask that you vote as soon as possible. We request all shareholders, whether or not they expect to attend the Annual General Meeting in person, to vote their shares. The proxy is revocable at any time prior to its use.
We appreciate your cooperation.
By order of the Board of Directors

Thomas B. Lillie Chairman of the Board April 27, 2023
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL GENERAL MEETING TO BE HELD ON JUNE 6, 2023
The Proxy Statement and our 2022 Annual Report on Form 10-K are
available at http://www.amerinst.bm/investorinfo.html

AMERINST INSURANCE GROUP, LTD.
PROXY STATEMENT

ANNUAL GENERAL MEETING

JUNE 6, 2023
GENERAL INFORMATION
We have sent you this proxy statement because our Board of Directors (the “Board”) is soliciting your proxy to vote your shares of AmerInst Insurance Group, Ltd. at our upcoming Annual General Meeting for 2023, and at any postponement or adjournment thereof. The Annual General Meeting is to be held at 10:00 a.m., local time, on June 6, 2023, at the office of Davies Captive Management Limited located at the Continental Building, 25 Church Street, Hamilton, HM 12, Bermuda.
If your proxy card is properly executed and returned in a timely manner, it will be voted at the Annual General Meeting according to the directions you provide. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendations. Your shares will also be voted on any other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. You can revoke your proxy at any time before your shares are voted by delivering a written revocation notice or duly executed form of proxy bearing a later date, prior to the Annual General Meeting, to AmerInst Insurance Group, Ltd., c/o Davies Captive Management Limited, Continental Building, 25 Church Street, P.O. Box HM 1601, Hamilton, HM GX, Bermuda, attention: Corporate Secretary, or by voting in person at the Annual General Meeting.
Our principal executive offices are located at Continental Building, 25 Church Street, P.O. Box HM 1601, Hamilton, HM GX, Bermuda (telephone (441) 295-2185). This Proxy Statement is dated April 27, 2023, and we expect to mail proxy materials to you beginning on or about that date. In this Proxy Statement, the words “Company,” “we,” “our,” “ours,” and “us” refer to AmerInst Insurance Group, Ltd. and its subsidiaries. References to “AMIG” refer to our predecessor entity, AmerInst Insurance Group, Inc., a Delaware corporation.
SHARES OUTSTANDING AND VOTING RIGHTS
Only shareholders of record at the close of business on April 10, 2023, are entitled to vote at the Annual General Meeting. The only issued and outstanding voting stock is our common stock, $1.00 par value per share (“Common Stock”), of which 995,253 shares were outstanding on the record date. Each share of Common Stock is entitled to one vote. To hold the Annual General Meeting, we need at least two persons present in person at the Annual General Meeting and representing in person or by proxy at least one-third of the total issued and outstanding shares of Common Stock.
In order to assure the presence of a quorum, even if you plan to attend the Annual General Meeting in person, please provide us your voting instructions in one of the following ways as soon as possible:
Use the Internet address on the Notice of Internet Availability of Proxy Materials or the proxy card;

Use the toll-free number on the proxy card, if you received one. You can also find the toll-free number to vote your shares when you access the Internet address on the Notice of Internet Availability of Proxy Materials; or

Mark, sign, and date the proxy card and return in the enclosed postage-paid envelope. This option is available only to those shareholders who have received a paper copy of a proxy card by mail.

Each of the matters intended to be presented at the Annual General Meeting and described in this proxy statement requires the affirmative vote of the majority of votes cast thereon. If you are otherwise entitled to vote, your vote may be cast in person or by proxy. On the proposal to ratify the appointment of Deloitte Ltd., you can vote to “abstain.” If you vote to “abstain,” your shares will not be counted in the determination of the shares of Common Stock voting on such matter, but are counted for quorum purposes. Broker non-votes are also not counted in the vote but are counted for quorum purposes. If you own shares held of record by another person and want to vote in person, you must obtain a legal proxy from the record holder and bring it to the Annual General Meeting.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information as of April 10, 2023, with respect to beneficial ownership of our Common Stock by each person who, to our knowledge, is a holder of more than 5% of our Common Stock and each of our directors, director nominees and officers and all directors and officers as a group.
Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Except as otherwise noted, all information in the table and the accompanying footnotes is given as of April 10, 2023, and has been supplied by each of the persons included in the table.
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% or Greater Shareholders
AmerInst Insurance Company, Ltd.(2)	375,861	37.8%
Named Executive Officers and Directors
Irvin F. Diamond(3)	15,987	1.6%
Jeffry I. Gillman(4)	8,987	*
Stuart H. Grayston(5)	4,039	*
Jerome A. Harris(6)	9,487	*
David R. Klunk(7)	12,287	1.2%
Thomas B. Lillie(8)	7,786	*
Thomas R. McMahon(9)	0	*
Joseph P. Murphy(10)	10,846	1.1%
F. Kyle Nieman III(11)	5,000	*
Vincent C. Pangia(12)	3,000	*
All Directors and Officers as a Group (10 Persons)	77,419	7.8%
*	Represents less than 1% of our outstanding Common Stock.
(1)	The address of each such beneficial owner is c/o Davies Captive Management Limited, 25 Church Street, Continental Building, P.O. Box HM 1601, Hamilton, HM GX, Bermuda.
(2)
AmerInst Insurance Company, Ltd. is a wholly owned indirect subsidiary of the Company. Under Bermuda law, AmerInst Insurance Company, Ltd. is entitled to vote the Common Stock held by it at the Annual General Meeting. AmerInst Insurance Company, Ltd. has indicated that it intends to vote the Common Stock it holds in accordance with the Board’s recommendations for each of the proposals.

(3)	A director. Includes 15,987 shares of Common Stock.
(4)	A director. Includes 8,987 shares of Common Stock.
(5)	A former named executive officer and director. Includes 4,039 shares of Common Stock.
(6)	A director. Includes 9,487 shares of Common Stock.
(7)	A director. Includes 12,287 shares of Common Stock.
(8)
A director. Includes 7,786 shares that are held by the Thomas B. Lillie Trust U/A/D 6/7/90, of which Mr. Lillie is the sole trustee, and has sole voting and investment power with respect to those shares.

(19)	A named executive officer.
(10)	A named executive officer and director.
(11)	A named executive officer. Includes 5,000 vested options to acquire Common Stock that are exercisable within 60 days of April 10, 2023.
(12)	A director.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) requires our officers and directors, and persons who own more than 10% of our Common Stock, to file reports of ownership with the SEC. These persons are also required to furnish us with copies of all Section 16(a) forms they file.
Based solely upon a review of these reports received by us during 2022 and any written representations from reporting persons, we believe that during 2022 each required Section 16(a) report was filed on time.
Certain Relationships and Related Persons Transactions
We recognize that transactions between us and any of our directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than our and our shareholders’ best interests. Therefore, as a general matter, it is our preference to avoid these types of transactions. Nevertheless, we recognize that there are situations where these types of transactions may be in, or may not be inconsistent with, our best interests. Therefore, our ethics policy prohibits us from entering into these types of transactions, except those approved or ratified by the Board of Directors. The Board of Directors has adopted a Code of Ethics applicable to our employees, officers, and directors, which may be viewed at our website, http://www.amerinst.bm/investor-information/. Our Code of Ethics is designed to comply with Securities and Exchange Commission requirements. We will disclose any amendments to, or waivers from, the Code of Ethics on our website within four business days of such determination. We do not have any formal written policy separately addressing transactions reported under Item 404(a) of the SEC’s Regulation S-K. The only transaction during 2022 reportable under Item 404(a) was the payment for management services to Davies Captive Management Limited (“Davies Captive Management”). This payment was made pursuant to our management agreement with Davies Captive Management, which was approved by our Board at the time it was originally entered into and at the time of each subsequent amendment by all of our directors not affiliated with Davies Captive Management. Any amendments, new management agreements or other payments to Davies Captive Management will be subject to the same Board approval process.
Davies Captive Management provides management services to us pursuant to a management agreement. We paid Davies Captive Management $147,500 pursuant to this agreement during 2022. Mr. McMahon, who serves as our Treasurer and Chief Financial Officer, is an officer and employee of Davies Captive Management.

ITEM 1 – ELECTION OF DIRECTORS
Our Board currently has seven directors. Our bye-laws provide that the Board shall have no fewer than five and no more than nine directors. Our bye-laws divide the directors into three classes. The directors in a given class are elected for three-year terms, and the term of each class expires in successive years. Our Board, upon the recommendation of our Governance and Nominating Committee, has nominated each of Irvin F. Diamond, Jeffry I. Gillman, and David R. Klunk, whose terms expire this year, to stand again for election to the Board. If elected, Messrs. Diamond, Gillman, and Klunk would serve three-year terms expiring at the 2026 Annual General Meeting, or until his successor is duly elected and qualified. Unless you otherwise instruct us, your properly executed proxy will be voted for the election of Messrs. Diamond, Gillman, and Klunk. Proxies cannot be voted for a greater number of individuals than the number of nominees named (three). If any nominee is unable to serve, the enclosed proxy confers authority upon the designated proxies to vote in favor of such other person to serve in place of such nominee as the Board recommends.
Qualifications of Directors
The following paragraphs provide information (i.e., age, all positions held, principal occupation and business experience for the past five years, and names of other publicly held companies for which he serves as a director or has served as a director during the past five years), as of the date of this Proxy Statement, about each nominee and incumbent director. While the following paragraphs note certain individual qualifications and skills of our nominees and incumbent directors that contribute to the Board’s effectiveness as a whole, we also believe that each nominee and incumbent director has a reputation for integrity, honesty, and adherence to high ethical standards. The Board believes that each has demonstrated strong leadership skills, business acumen and an ability to exercise sound judgment, as well as a commitment of service to our shareholders. Additionally, there are no family relationships between any of our directors, executive officers, or any person nominated or chosen to become a director or executive officer.
Nominees for Election as Director for three-year terms expiring in 2026
Irvin F. Diamond, CPA, age 81, has been a director since 1999 and served as our Chairman from 2007 until 2022. He is currently retired and previously served as a principal of REDW, LLC from 1976 until 2017. He is a former member and Vice President of the American Institute of Certified Public Accountants (AICPA) Board of Directors and a former President of the New Mexico Society of Certified Public Accountants. Until 2017, he was a Certified Public Accountant, a Certified Financial Planner™, an AICPA Personal Financial Specialist and a Registered Investment Advisor. We believe Mr. Diamond’s qualifications to sit on our Board include his over 55 years of public accounting experience as well as his other board experiences and his long history with us.
Jeffry I. Gillman, CPA, age 81, has been a director since 1999. Mr. Gillman has been actively engaged in public accounting since 1964. He was a former member of the AICPA Professional Liability Insurance Plan Committee, a founding Trustee of the Florida Institute of Certified Public Accountants Health Benefit Trust and Vice President of the Florida Institute of Certified Public Accountants. We believe Mr. Gillman’s qualifications to sit on our Board include his 58 years of public accounting experience as well as his 23 years of professional liability insurance experience.
David R. Klunk, CPA, age 71, has been a director since 2008. Mr. Klunk was employed with Philip R. Friedman and Associates LLP, a certified public accounting firm in York, Pennsylvania from 1974 until 2010, at which time he served as Managing Partner. In 2010, the firm merged with Reinsel Kuntz Lesher LLP (now RKL LLP), a regional certified public accounting firm in Pennsylvania. Mr. Klunk continued as a partner with that firm until 2014. Mr. Klunk continues to serve as a consultant and director for the firm. He is also a member of the AICPA as well as the Pennsylvania Institute of Certified Public Accountants. Mr. Klunk is a director and board consultant of several non-public companies, in addition to holding offices and chairing committees of local civic, charitable and religious organizations. We believe Mr. Klunk’s qualifications to sit on our Board include his over 47 years of public accounting experience as well as his experience on other boards.
The Board recommends that you vote “FOR” the election of the director nominees above

Directors Continuing in Office - term expiring in 2025
Jerome A. Harris, CPA (retired), age 80, has been a director since 1998 and served as our Vice Chairman from 2003 through May 2022. He was a director of AMIG from 1995 to 1999, its Secretary and Assistant Treasurer from 1998 to 1999 and its Assistant Secretary and Assistant Treasurer from 1995 through 1998. Mr. Harris also served as a director of Sun Holdings LLC, until 2017, which is a holding company for a proprietary trading company and its subsidiaries and affiliates. He has been the Managing Partner of the Harris Consulting Group, LLC, and a Partner in the consulting firm, The Pivotal Factor, LLC, from 2003 to 2010. He was the Managing Partner of Checkers, Simon & Rosner, LLP, a certified public accounting firm in Chicago, Illinois, from 1978 to 2003. He was Senior Managing Director of American Express Tax and Business Services from 1997 to 2003 and a Partner of Altschuler, Melvoin and Glasser, LLP, a certified public accounting firm, from 1999 to 2003. Mr. Harris was a founding and past board member of the Executive Committee of the Accountants Liability Assurance Company, Ltd.; former Chairman of the Illinois CPA Society Insurance Liability Task Force; a former member of the governing council of the AICPA; and former Vice Chairman, Secretary and Director of the Illinois CPA Society. We believe Mr. Harris’s qualifications to sit on our Board include his over 48 years of public accounting experience as well as his service on numerous advisory boards and his experience as a business owner.
Directors Continuing in Office - terms expiring in 2024
Thomas B. Lillie, CPA, PFS, age 70, has been a director since 2007. He is a former Principal and current employee of Lewis & Knopf, P.C., a certified public accounting firm in Flint, Michigan, where he has been employed since 1974. His experience includes: audits of non-public companies including a dental insurance company; preparation of audited, reviewed and compiled financial statements; preparation of corporate, partnership, estate, trust and personal income tax returns; accounting for small- to medium-sized businesses; assisting business startups; and consulting with businesses to help them increase their net income and future value and develop business succession plans. He is a member of the firm’s estate, trust, and personal financial planning practice. He is a member of the AICPA and the Michigan Association of Certified Public Accountants. In addition to being a Certified Public Accountant, he is an AICPA Personal Financial Specialist. He presents on various business and tax topics to local business organizations. We believe Mr. Lillie’s qualifications to sit on our Board include his over 48 years of public accounting experience as well as his previous experience managing a seven-partner accounting firm.
Joseph P. Murphy, CPA, age 71, has been a director since October 2020 and our President since June 2022. Until his retirement in 2020, Mr. Murphy was employed by Murphy Dougherty & Company, a public accounting firm that he started in Northeastern Pennsylvania. He is also a member of the Pennsylvania Institute of CPAs and, until his retirement, a longtime member of the AICPA. Mr. Murphy is the Treasurer of the Abington Wastewater Sewer Authority, which serves three municipalities in Northeastern Pennsylvania. He also served on the finance council of his church for over 25 years. We believe Mr. Murphy has the qualifications to sit on our Board because he has over 45 years of public accounting experience as well as experience on other boards.
Vincent C. Pangia, CPA, age 75, has been a director since October 2020. Mr. Pangia began his career in public accounting in 1972 when he began working with the international accounting firm of PricewaterhouseCoopers, formerly Coopers & Lybrand. Beginning in 1978, he served as founding member and manager of Pangia & Company, CPAs LLC in Poughkeepsie, New York. The firm joined the international advisory and accounting firm of Prager Metis, CPAs in January 2022. While he has retired from practice as a CPA, he is currently a Principal of Prager Metis, CPAs. He is a member of the AICPA and the New York Society of Certified Public Accountants. Throughout his professional career, he has served as a board member and in executive capacities on numerous community service organizations in Hudson Valley, New York. In addition to being a Certified Public Accountant, he is an arbitrator with the Financial Industry Regulatory Authority. We believe that Mr. Pangia’s over 50 years of professional experience and prior experience on community service boards qualifies him to serve on our Board.
Non-Director Executive Officers
Thomas R. McMahon, FCA, age 60, has been our Treasurer and Chief Financial Officer since 2008. Mr. McMahon is an Executive Vice President of Davies Captive Management. Davies Captive Management offers management services for agencies, associations, and insureds wishing to form and operate a captive insurance company. Since his arrival in Bermuda in 1988, Mr. McMahon has been engaged in various aspects of the captive insurance industry from public auditing with PricewaterhouseCoopers to the establishment and management of captive insurance companies. Mr. McMahon graduated with honors with a Bachelor of Commerce degree from the University College Galway, Ireland and is a Fellow of the Institute of Chartered Accountants in Ireland.

F. Kyle Nieman III, age 63, has been the President and Chief Executive Officer since 2009 of Protexure Insurance Agency, Inc. (formerly known as AmerInst Professional Services, Limited) (“Protexure”), a Delaware corporation and wholly owned subsidiary of AmerInst Mezco, Ltd., which is a wholly owned subsidiary of the Company. Mr. Nieman was Vice-President of Underwriting for CNA Financial Corporation from 1994 through 2006, Senior Vice-President of CNA Financial Corporation from 2006 through 2008, and an independent contractor for Protexure during 2009. Mr. Nieman holds a Bachelor of Science degree from Indiana University and a Masters of Business Administration from the Illinois Institute of Technology.
Directors
Name	Age	Position(s)
Thomas B. Lillie	70	Chairman of the Board, Chairman of Protexure
Irvin F. Diamond	81	Director
Jeffry I. Gillman	81	Director
Jerome A. Harris	80	Director, Vice President and Assistant Secretary
David R. Klunk	71	Director
Joseph P. Murphy	71	Director and President
Vincent C. Pangia	75	Director
Board Leadership Structure
Our Board is led by our Chairman of the Board. Currently, the positions of President (our principal executive officer) and Chairman are held by different persons. The Board does not have a formal policy as to whether the roles of Chairman and President should be separate. At this time, the Board has determined that separating these roles and having an independent director serve as Chairman of the Board is in our best interests and the best interests of our shareholders. The President supervises and administers all of our general business and affairs, and the Chairman sets the agenda for, and presides over, meetings of the Board. The Board believes that this structure helps to separate the role of the Chairman in managing the Board, which serves in an oversight capacity, from the oversight responsibilities of the President with regard to managing our day-to-day operations by our third-party management company, Davies Captive Management.
Risk Management
The Board believes that risk management is an important component of our corporate strategy. Although the full Board has responsibility for the general oversight of risks, it primarily conducts its risk oversight function through committees, including the Audit Committee and the Governance and Nominating Committee, as well as other committees. The Board is regularly informed through committee reports about our risks and discusses and reviews with management major policies with respect to risk assessment and risk management. Finally, the Board believes the separate roles of Chairman and President (our principal executive officer) assists us in our ability to implement major policies addressing our risks.
Independent Directors
Our Board has determined that Messrs. Diamond, Gillman, Harris, Klunk, Lillie, and Pangia are independent members of our Board under the Nasdaq Marketplace Rules, which we have selected for purposes of determining the independence of our directors and director nominees. There were no transactions, relationships or arrangements considered by the Board of Directors in determining the independence of the foregoing directors which were not disclosed pursuant to Item 404(a) of Regulation S-K.
Meetings and Committees of the Board
There were four standing committees of the Board during 2022, constituted as follows:
Committee	Members
Audit Committee	Messrs. Gillman (chair), Klunk, and Pangia
Compensation Committee	Messrs. Harris (chair), Klunk and Diamond
Finance Committee	Messrs. Klunk (chair), Gillman and Diamond
Governance and Nominating Committee	Messrs. Pangia (chair), Lillie and Harris

Our four standing committees have and may exercise the full power of the Board on matters within the scope of the respective committee’s functions, including the annual audit of our financial statements; review and approval of our fiscal year budget; consideration of nominees to the Board; coordination of press releases and other communications with the public; and ownership, transfer or redemption of our Common Stock.
Messrs. Harris, Klunk, and Diamond currently serve as members of our Compensation Committee. The Compensation Committee does not have a written charter but operates under delegated authority from the full Board for matters within its purview. Our Board has determined that Messrs. Harris, Klunk, and Diamond satisfy the Nasdaq independence standards for directors serving on the Compensation Committee. Our Compensation Committee determines the compensation paid to Mr. Nieman and our other executive officers based on factors it deems relevant in making such determinations.
The Board held a total of two meetings during 2022. During 2022, the Audit Committee met four times; the Compensation Committee did not meet; the Finance Committee did not meet; the Governance and Nominating Committee met two times. Three of our directors attended at least 75 percent of the aggregate number of meetings of the Board and committees on which they served. Messrs. Murphy, Harris, Diamond and Pangia attended less than 75% of the aggregate number of meetings of the Board and committees on which they served. Each of these directors attended all committee meetings held in 2022, but due to the continuing COVID-19 pandemic did not attend the board meetings held in Bermuda.
The Board has adopted a written charter for the Audit Committee, which is available at http://www.amerinst.bm/investor-information/. The Audit Committee has the authority to consider the qualifications of our independent auditors and make recommendations to the Board as to their suitability for recommendation to the shareholders for appointment; approve any material, non-audit services to be rendered by such independent auditors; and review and resolve any differences of opinion between such independent auditors and management concerning our financial statements. The Audit Committee’s functions include selecting our independent auditors; reviewing the arrangements for, and scope of, the independent auditors’ examination; meeting with the independent auditors and certain of our officers to review the adequacy and appropriateness of our system of internal controls and reporting, our critical accounting policies, and our public financial disclosures; ensuring compliance with our code of ethics; and performing any other duties or functions deemed appropriate by the Board. Messrs. Gillman, Pangia and Klunk are currently the members of the Audit Committee. Our Board has determined that all of the members of the Audit Committee satisfy the independence requirements for Audit Committee members under the Nasdaq Marketplace Rules and that each member of the Audit Committee qualifies as an “audit committee financial expert” under the rules and regulations of the SEC.
We do not have a formal policy regarding attendance by members of our Board at our annual general meetings, although we strongly encourage our directors to attend such meetings. Due to the continuing COVID-19 pandemic, one of our directors was able to attend the 2022 Annual General Meeting.
Board Member Nominations
The Governance and Nominating Committee operates under a written charter, which is available at http://www.amerinst.bm/investor-information/.
Messrs. Pangia, Lillie and Harris currently serve as memebers of the Governance and Nominating Committee. The Governance and Nominating Committee reviews and makes recommendations to the full Board regarding the composition and size of the Board so that the Board consists of members with the proper expertise, skills, attributes, and personal and professional backgrounds needed by the Board, consistent with the Nasdaq Marketplace Rules. The Governance and Nominating Committee believes that all directors, including nominees, should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of our shareholders. The Governance and Nominating Committee endeavors to have a Board of which all the members have experience in the accounting profession and a background in the business of professional liability insurance or similar areas. The Governance and Nominating committee will consider, when appropriate, other criteria useful to our current and prospective businesses in the nomination process. The Governance and Nominating Committee does not have a formal policy on diversity.
If you are a shareholder entitled to vote at our Annual General Meetings, you may nominate one or more persons for election as a director at the Annual General Meeting. The Governance and Nominating Committee will consider recommendations for nominees for directorships submitted by shareholders and will apply the same evaluation to such recommendations submitted by a shareholder as recommendations submitted by any other person or entity. Shareholders who wish the Governance and Nominating Committee to consider their recommendations for nominees for director should submit their recommendations in writing to the Governance and Nominating Committee in care of the Corporate Secretary at our principal executive offices, in the manner described in the section below entitled “Director Nominations.” Our Board has determined that all of the members of the Governance and Nominating committee are independent as determined under the Nasdaq Marketplace Rules.
Shareholder Communications with the Board of Directors
Any shareholder or other interested party who has a concern or inquiry may communicate directly with either our independent directors or the full Board. Shareholder Relations will receive all such communications on behalf of the non-employee directors and the full Board. Communications may be confidential or anonymous, and may be submitted in writing to Shareholder Relations, AmerInst Insurance Group, Ltd., c/o Davies Captive Management Limited, Continental Building, 25 Church Street, P.O. Box HM 1601, Hamilton, HM GX, Bermuda. All written communications will be received and processed by our Corporate Secretary and all substantive communications will be referred to Shareholder Relations. All such communications will be reviewed and, if necessary, investigated or addressed by Shareholder Relations and the status of such communications will be reported to the full Board on a regular basis.

Report of the Audit Committee
TO OUR FELLOW SHAREHOLDERS:
The Audit Committee, which operates under a written charter adopted by the Board, monitors the Company’s financial reporting process on behalf of the Board. This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process during 2022 and particularly with regard to the Company’s audited financial statements.
The Audit Committee believes that it has taken the actions necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The Audit Committee also reviewed with Deloitte Ltd. their judgments as to quality (rather than just the acceptability) of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the Public Company Accounting Oversight Board standards. In addition, the Audit Committee discussed with Deloitte Ltd., the auditor’s independence from management and the Company, including the written disclosures, letter, and other matters required of Deloitte Ltd. by the Public Company Accounting Oversight Board. Additionally, the Audit Committee discussed with the Company’s independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the U.S. Securities and Exchange Commission.
By the Audit Committee:

Dated March 31, 2023
Jeffry I. Gillman
Vincent C. Pangia
David R. Klunk
This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (collectively, the “Acts”), and shall not otherwise be deemed filed under the Acts.

Director Compensation
In 2021, we discontinued paying annual retainers as part of compensation to our members of the Board of Directors (including annual retainers for serving as Chairman of the Board or of a committee of the Board) as a cost savings measure.
Previous to June 1, 2022, the directors, excluding Mr. Diamond, were paid $800 per half-day for each Board meeting and $200 per hour for each committee meeting attended during the calendar year. At the 2022 Annual General Meeting, the board approved changes to the directors’ compensation, entitling each director to $10,000 per annum for the period June 1st – May 31st each year. Additionally, the Audit Committee Chairman is entitled to $5,000 per annum for the same period. Directors are entitled to receive compensation and reimbursement for expenses incurred in attending board or committee meetings or when otherwise acting on our behalf.
In October 2020, the Board approved the deferral of the payment of the fees incurred for attending board and committee meetings until cash flows permitted. These unpaid fees are currently being accrued by the Company.
The following table discloses the compensation received by each of our non-executive directors in 2022:
DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash
Jerome A. Harris	$8,433
Irvin F. Diamond	$5,833
David R. Klunk	$9,033
Jeffry I. Gillman	$9,433
Thomas B. Lillie	$6,933
Vincent C. Pangia	$7,833
Executive Officers
The following is a list of our named executive officers:
Name	Age	Position(s)
Stuart H. Grayston	82	Former Director and President
Joseph P. Murphy	71	Director and President
Thomas R. McMahon	60	Treasurer and Chief Financial Officer
F. Kyle Nieman III	63	President and Chief Executive Officer of Protexure
Executive Compensation
All of our executive officer positions, except for the (i) President and Chief Executive Officer of Protexure and (ii) our Treasurer and Chief Financial Officer, are filled by our directors without any salary or other compensation for service. We have a management agreement with Davies Captive Management, pursuant to which Davies Captive Management has agreed to provide management services to us. This agreement is described under “Other Matters-Certain Relationships and Related Transactions.” Thomas R. McMahon, our Treasurer and Chief Financial Officer, is currently an officer and employee of Davies Captive Management. Mr. McMahon is not separately compensated by us for serving as our Treasurer and Chief Financial Officer.
We believe that our executive compensation program is designed to retain and motivate high-quality executive leadership with the talent to support the creation of long-term shareholder value. We have structured the compensation plan for F. Kyle Nieman III, the President and Chief Executive Officer of Protexure, such that significant elements of his total executive compensation package (cash and phantom stock incentives) are “at risk” elements that provide both upside potential and downside risk, ensuring that Mr. Nieman’s interests are aligned with those of our shareholders. Mr. Grayston and Mr. Murphy are each included as a named executive officer solely due to their position as our principal executive officer for part of 2022 despite the fact that neither Mr. Grayston nor Mr. Murphy received compensation directly for serving in this role. As disclosed above, Mr. Grayston only received, and Mr. Murphy only receives, compensation for their services as a member of our Board of Directors.

The following summary compensation table shows the compensation paid to or received or deferred by Messrs. Nieman III, Murphy and Grayston for services in all capacities during 2022 and 2021.
SUMMARY COMPENSATION TABLE
(a)	(b)	(c)	(d)	(e)	(f)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Stuart H. Grayston Former President and Director	2022	—	—	—	—	$—	$—
	2021	—	—		—	16,483(1)	16,483

Joseph P. Murphy President and Director	2022	—	—	—	—	$10,850(2)	$10,850
	2021	—	—	—	—	8,100(2)	8,100

F. Kyle Nieman, III President and CEO of Protexure	2022	$347,500	$—	—	—	$—	$347,500
	2021	347,500	—	—	—	—	347,500
(1)
Director Fees earned or paid in cash. These fees represent remuneration for his service as a director of the Company and his service on certain committees of the Board of Directors of the Company. Mr. Grayson does not receive compensation as the President of the Company.

(2)
Director Fees earned or paid in cash. These fees represent remuneration for his service as a director of the Company and his service on certain committees of the Board of Directors of the Company. Mr. Murphy does not receive compensation as the President of the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Name	Number of Shares Underlying Unexercised Options (Exercisable) (#)	Stock Option Plan Awards: Number of Shares Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Phantom Shares That Have Vested (#)	Fair Market Value of Phantom Shares That Have Vested(1) ($)
F. Kyle Nieman III
2019 Phantom Share Award	—	—	—	—	705	—
2018 Option Award	5,000	—	30.58	1/1/2024	—
2018 Phantom Share Award	—	—	—	—	729	—
2017 Phantom Share Award	—	—	—	—	741	—
2016 Phantom Share Award	—	—	—	—	792	—
2015 Phantom Share Award	—	—	—	—	692	—
2014 Phantom Share Award	—	—	—	—	630	—
2013 Phantom Share Award	—	—	—	—	617	—
2012 Phantom Share Award	—	—	—	—	601	—
2011 Phantom Share Award	—	—	—	—	993	—
2010 Phantom Share Award	—	—	—	—	38,443	—
(1)
Determined by subtracting $1,500,000 from the product of (i) the number of phantom shares and (ii) the current fair market value of our Common Stock. Mr. Nieman’s phantom share account currently has no value based on the fair market value of our Common Stock.

Executive Employment Agreements. The following is a summary of the terms of the employment agreements or arrangements between us and our named executive officers.
Stuart H. Grayston
Mr. Grayston served as our President for part of 2022 but was not compensated for his services in such capacity. Mr. Grayston did not receive compensation from us in 2022 for service on the Board as one of our directors in the manner described above under the section captioned “Item 1 – Election of Directors – Director Compensation”.

Joseph P. Murphy
Mr. Murphy served as our President for part of 2022 but was not compensated for his services in such capacity. Mr. Murphy did receive compensation from us in 2022 for service on the Board as one of our directors in the manner described above under the section captioned “Item 1 – Election of Directors – Director Compensation”.
Thomas R. McMahon
Davies Captive Management provides management services to us pursuant to a management agreement. We paid Davies Captive Management $147,500 pursuant to this agreement during 2022. Mr. McMahon, who serves as our Treasurer and Chief Financial Officer, is an officer and employee of Davies Captive Management. He was not compensated for his services as Treasurer and Chief Financial Officer.
F. Kyle Nieman III
On May 20, 2019, Protexure and F. Kyle Nieman III entered into a new employment agreement (the “2019 Employment Agreement”), pursuant to which, Mr. Nieman serves as President and Chief Executive Officer of Protexure. The 2019 Employment Agreement provided for an initial term that ended on December 31, 2019, but established automatic one-year renewals thereafter. The material terms of the 2019 Employment Agreement, include the following:
•
The Board will determine, on an annual basis prior to October 15th of each year, Mr. Nieman’s annual salary for the following year. For the 2021 fiscal year, Mr. Nieman received a base salary of $347,500. For the 2022 fiscal year, Mr. Nieman will be entitled to a base salary of $347,500. He will be eligible to receive annual bonuses based on Protexure meeting or exceeding certain revenue and operating income targets.

•	Mr. Nieman will be entitled to full participation in all benefits plans and programs for which Protexure’s senior officers are or shall become eligible.
•
On January 1, 2010, Protexure created an account on behalf of Mr. Nieman comprised of approximately 37,509 phantom shares of Common Stock (calculated as $1,500,000 divided by $39.99, the then-current value of a share of Common Stock at December 31, 2009). The phantom shares are eligible for phantom dividends at the same rate paid on regular shares of Common Stock. The phantom dividends may be used only to purchase additional phantom shares. The purchase price of the phantom shares will be the then-current value of the Common Stock. As of December 31, 2022, Mr. Nieman’s account consisted of 44,943 phantom shares. Mr. Nieman’s interest in the phantom shares is fully vested. On June 6, 2019, the Company adopted the 2019 Phantom Share Plan (the “2019 Plan”). Each phantom share awarded to Mr. Nieman prior to the date of the 2019 Plan shall constitute one Incentive Share under the 2019 Plan, shall be subject to all of the terms and conditions of the 2019 Plan, and shall be vested in full. The proceeds of the phantom shares, less the initial value of $1,500,000, are to be paid in cash to Mr. Nieman at or after age 65 if retired, or within 30 days in the event of his death or permanent disability. If Mr. Nieman is terminated other than “for cause,” the value of the phantom shares, less the initial value of $1,500,000, is to be paid in cash within 30 days following such termination. If Mr. Nieman resigns or is terminated “for cause,” the value of the phantom shares, less the initial value of $1,500,000, is to be paid in cash 30 days after the effective date of the termination or resignation; provided, however, that, in the event of Mr. Nieman’s resignation, the payment otherwise payable to him shall be reduced by 10%, and in the event of termination “for cause,” the payment otherwise payable to him shall be reduced by 20%. If there is a change in control or a sale or merger of Protexure, other than a transaction between us and any of our affiliates or subsidiaries, for each share of phantom stock held, Mr. Nieman will be paid the aggregate value of the phantom shares based on the per share value used in the change in control, sale or the merger, less the initial account value of $1,500,000 within 180 days after the consummation of such transaction.

•
In the event Protexure terminates Mr. Nieman’s employment “for cause,” Mr. Nieman’s employment is terminated by reason of his death or disability, or Mr. Nieman terminates his employment for any reason other than for “good reason,” Mr. Nieman shall be entitled to no further compensation or benefits from Protexure other than (A) any portion of his annual base salary that had accrued but had not yet been paid (including any amount for accrued and unused vacation payable in accordance with Protexure’s vacation policy), (B) any bonus earned on a pro-rata basis except if his termination is “for cause” then no bonus shall be paid, (C) any reimbursement due under Protexure’s standard business expense reimbursement policies, and (D) any amounts payable to him under the 2019 Plan or any other incentive or deferred compensation plan as may exist at the time of termination.
•
If Protexure terminates Mr. Nieman’s employment for any reason (including non-renewal of the 2019 Employment Agreement) other than “for cause” or disability, or if Mr. Nieman terminates his employment for “good reason,” Mr. Nieman shall be entitled to receive an amount equal to 100% of the his annual base salary, in addition to (A) any bonus earned on a pro-rata basis, (B) any reimbursement due under Protexure’s standard business expense reimbursement policies, and (C) any amounts payable to him under the 2019 Plan or any other incentive or deferred compensation plan as may exist at the time of termination.

•
During the employment period and for 12 months thereafter, Mr. Nieman shall not, directly or indirectly, anywhere in the United States, either for himself or through any other person, have an ownership interest in, manage, participate, operate, control, permit Mr. Nieman’s name to be used by, perform services for or otherwise become involved in, in a competing business.

•
During the non-compete period, Mr. Nieman shall not anywhere in the United States attempt to induce to leave the employ of Protexure or hire any current employee or former employee within the last year, or in any way interfere with the relationship between such employee and Protexure. Mr. Nieman is also restricted from soliciting or servicing any of Protexure’s current customers, former customers within the last year or prospective customers for the sale of goods or services competitive with those offered by Protexure.

Pay Versus Performance Table for 2022 and 2021
As required by the SEC rules, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last two years. In determining “compensation actually paid,” or “CAP,” to our NEOs, those rules require us to make various adjustments to amounts that have been reported in the Summary Compensation Table (“SCT”) in previous years, as the SEC’s valuation methods for this section differ from those required in the SCT. The table below summarizes compensation values both reported in our SCT, as well as the adjusted values required in this section for 2021 and 2022. Note that for our NEOs other than our principal executive officer (the “PEO”), compensation is reported as an average. The Compensation Committee did not consider the pay versus performance disclosure when making its incentive compensation decisions. For further information about how we align executive compensation with the Company’s performance, see the section entitled “Executive Compensation” above.
Year	Summary compensation table total for PEO #1(1)	Summary compensation table total for PEO #2(2)	Compensation actually paid to PEO #1(1)	Compensation actually paid to PEO #2(2)	Average summary compensation table total for non-PEO named executive officers(3)	Average compensation actually paid to non-PEO named executive officers(3)	Value of initial fixed $100 investment based on Total Shareholder Return(4)	Net loss
2022	—	$10,850	—	$10,850	$347,500	$347,500	$29.48	$1,930,563
2021	$16,483	$8,100	$16,483	$8,100	$347,500	$347,500	$62.32	$1,594,031
(1)	The PEO in 2021 and until June 2, 2022 was Mr. Grayston. Mr. Grayston received no compensation for his services in 2022.
(2)	The PEO from June 2, 2022 through the end of 2022 was Mr. Murphy.
(3)	The non-PEO NEO in 2021 and 2022 was Mr. Nieman III.
(4)
Pursuant to SEC rules, the Total Shareholder Return (“TSR”) figures assume an initial investment of $100 on December 31, 2020 and represent the value of such investment as of December 31, 2022 and 2021, respectively. Because fiscal years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.

Required Disclosure of the Relationship Between Compensation Actually Paid and Financial
Performance Measures.
Relationship between CAP and TSR
The graph below reflects the relationship between PEO and Average Non-PEO NEO CAP amounts and the Company’s TSR (assuming an initial investment of $100 made on December 31, 2020) for the fiscal years ending December 31, 2021 and 2022.

Relationship Between Compensation Actually Paid (CAP) and Total Shareholder Return (TSR)
Compensation Actually Paid (000's)
$400
$350
$300
$250
$200
$150
$100
$50
$-
Total Shareholder Return
$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
2021
2022
PEO CAP #1
PEO CAP #2
Average Non-PEO NEO CAP
TSR

Relationship between CAP and Net Loss
The graph below reflects the relationship between PEO and Average Non-PEO NEO CAP amounts and the Company’s net loss for the fiscal years ending December 31, 2021 and 2022.

Relationship Between Compensation Actually Paid (CAP) and Net Loss (000's)
$400
$350
$300
$250
$200
$150
$100
$50
$-
Compensation Actually Paid
$500
-$250
-$1,000
-$1,750
-$2,500
Net Loss
2021
2022
PEO CAP #1
PEO CAP #2
Average Non-PEO NEO CAP
Net Loss

ITEM 2 – APPOINTMENT OF AUDITOR
Subject to your ratification, the Audit Committee of our Board of Directors has selected the accounting firm of Deloitte Ltd. to serve as our independent auditor for 2023. Deloitte Ltd. has been our independent auditor since 1998.
Audit Fees and Non-Audit Fees
The following table summarizes the fees billed to us by Deloitte Ltd. for audit and other services for the periods indicated.
	2022	2021
Audit Fees(1)	$120,000	$181,600
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$120,000	$181,600
(1)	Audit fees for 2022 and 2021 consist of professional services rendered for the annual audit of financial statements and the review of financial statements included in our quarterly reports.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent auditor on a case-by-case basis. In making such determinations, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence.
Representatives of Deloitte Ltd. are not expected to attend the Annual General Meeting. However, they will be available telephonically to respond to appropriate questions.
The Board recommends that you vote “FOR” ratification of the appointment of
Deloitte Ltd. as our independent auditor for the current fiscal year

OTHER MATTERS
Notice and Access
This year, we are pleased to be using the SEC rule that allows companies to furnish their Proxy Materials over the Internet. As a result, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Proxy Materials. No shareholder will receive a paper copy of the Proxy Materials by mail unless you request it. All shareholders will have the ability to access the Proxy Materials over the Internet.
Annual Report to Shareholders
We filed an Annual Report for the fiscal year ended December 31, 2022 on Form 10-K with the SEC. You may obtain, at no charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2022, by contacting the Shareholder Services Division in writing at c/o Davies Captive Management Limited, Continental Building, 25 Church Street, P.O. Box HM 1601, Hamilton, HM GX, Bermuda; by phone at (441) 295-2185; or via the Internet at http://www.amerinst.bm/investor-information/latest-sec-filings/. As required by Section 84 of the Bermuda Companies Act, our consolidated financial statements, including the auditor’s report, will be presented at the Annual General Meeting, but no shareholder action will be required concerning those financial statements.
Solicitation of Proxies
We will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of your proxy. We have engaged Broadridge Financial Solutions, Inc. to assist us in the tabulation of proxies, for which we will pay a fee of approximately $2,000. Our directors, officers and employees and Davies Captive Management, our management company, none of whom will receive any additional compensation for soliciting, may solicit your proxy by telephone or other means of communication. We will reimburse brokers and other nominees for costs they incur mailing proxy materials.
Shareholder Proposals for the 2024 Annual General Meeting
Shareholder proposals that are to be included in the Proxy Statement for the 2024 Annual General Meeting must be received by December 29, 2023. Shareholder proposals for the 2024 Annual General Meeting that are not intended to be included in the Proxy Statement for that meeting must be received by March 13, 2024, or the Board of Directors can vote the proxies in its discretion on the proposal. Further, to comply with the universal proxy rules (once effective), shareholders that intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 7, 2024 (60 days prior to the first anniversary of the 2023 annual meeting). Proposals must comply with the proxy rules and be submitted in writing to AmerInst Insurance Group, Ltd., c/o Davies Captive Management Limited, Continental Building, 25 Church Street, P.O. Box HM 1601, Hamilton, HM GX, Bermuda, attention: Corporate Secretary.
Director Nominations
Shareholders entitled to vote generally in the election of directors may recommend a candidate for nomination as a director. A shareholder may recommend a director nominee for election at the 2024 Annual General Meeting by timely submitting the name and qualifications of the candidate to our Governance and Nominating Committee. To be considered timely, recommendations must be received no earlier than 180 days and no later than 120 days prior to April 27, 2024, the first anniversary of this year’s Notice of Annual General Meeting date. In other words, recommendations must be received no earlier than October 30, 2023, and no later than December 29, 2023. Recommendations must be submitted in writing to AmerInst Insurance Group, Ltd., c/o Davies Captive Management Limited, Continental Building, 25 Church Street, P.O. Box HM 1601, Hamilton, HM GX, Bermuda, attention: Corporate Secretary. Recommendations meeting these requirements will be brought to the attention of our Governance and Nominating Committee. Candidates recommended by shareholders are afforded the same consideration as candidates identified by our directors, executive officers, or search firms, if any, employed by us.
By order of the Board of Directors

Thomas B. Lillie
Chairman of the Board
AmerInst Insurance Group, Ltd.

AMERINST INSURANCE GROUP, LTD.
PO BOX HM 1601
HAMILTON, HM GX, BERMUDA

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 5, 2023. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
To help lower the cost of producing and mailing documents - and reduce the environmental impact of our Annual Meeting - we encourage shareholders to elect to receive all future proxy statements, proxy cards and annual reports electronically. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by11:59 P.M. Eastern Time on June 5, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V14567-P90680 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERINST INSURANCE GROUP, LTD.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Irvin F. Diamond
02) Jeffry I. Gillman
03) David R. Klunk

The Board of Directors recommends you vote FOR the following proposal:

NOTE: This proxy will be voted as directed, but if no directions are given on the proxy, the shares represented by the proxy will be voted "FOR" proposals 1 and 2. In their sole discretion, the proxies may approve such other business as may properly come before the meeting or any adjournment and/or postponement of the meeting. The shareholder(s) acknowledge(s) receipt of the Notice of Annual Meeting and Proxy Statement.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V14568-P90680

REVOCABLE PROXY
AMERINST INSURANCE GROUP, LTD.
This proxy is solicited on behalf of the Board of Directors
for the Annual General Meeting to be held on June 6, 2023 at 10:00 a.m., Local Time

Thomas R. McMahon and Nicholas Frost, or either of them, are designated as proxies, with full power of substitution, to vote all the Common Shares of AmerInst Insurance Group, Ltd. (the "Company") which the undersigned may be entitled to vote at the Annual General Meeting of AmerInst Insurance Group, Ltd. will be held at the office of Davies Captive Management Limited located at the Continental Building, 25 Church Street, Hamilton, HM 12, Bermuda, on Tuesday, June 6, 2023, at 10:00 a.m., local time, or at any adjournment thereof, as specified on the reverse side of this card.

The Company's Board recommends a vote FOR the election of the director nominees listed and a vote FOR the appointment of Deloitte Ltd. as the Company's independent auditors. The proxies shall vote as specified, but if no choice is specified the proxies shall vote in accordance with the recommendations of the Company's Board. If other business is presented at the Annual General Meeting, this proxy shall be voted in accordance with the judgment of the proxies on those matters.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ABOVE AND RETURN PROMPTLY IN THE POSTAGE-PAID ENVELOPE.

Continued and to be signed on reverse side